Exhibit 99.1

FOR IMMEDIATE RELEASE

RadNet Completes the Previously Announced Acquisition of Imaging On Call

LOS ANGELES, Calif., January 4, 2011 – RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services through a network of 198 fully-owned and operated outpatient imaging centers, today reported it has completed the previously announced acquisition of Imaging On Call, LLC.

In December 2010, the Company executed a definitive agreement to acquire Imaging On Call, a premier provider of high quality, cost effective emergent and non-emergent daytime and nighttime teleradiology interpretations delivered to radiology groups, hospitals and imaging centers.  Imaging On Call’s offerings include preliminary, final and subspecialty coverage over a range of imaging modalities including CT, MRI, Ultrasound, Nuclear Medicine and X-ray.  Imaging On Call currently contracts with hospital-based and non-hospital based radiology groups, hospitals, imaging centers and research foundations, to whom it provides remote interpretation of diagnostic imaging exams.

“We are very excited to welcome the outstanding employees of Imaging On Call into the RadNet organization.  Imaging On Call represents a new business line for RadNet, and I look forward to teleradiology becoming part of our portfolio of solutions supporting our strategies related to partnering with hospitals and Accountable Care Organizations,” said Dr. Howard Berger, President and Chief Executive Officer of RadNet.

About RadNet, Inc.

RadNet, Inc. is a national market leader providing high-quality, cost-effective diagnostic imaging services through a network of 198 fully-owned and operated outpatient imaging centers.  RadNet’s core markets include California, Maryland, Delaware, New Jersey and New York.  Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 4,300 employees.  For more information, visit http://www.radnet.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the Company’s ability to successfully integrate acquired operations, achieve cost savings,  and receive third-party reimbursement for diagnostic imaging services, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause the Company's actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect the Company's business and its financial results are detailed in its most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CONTACTS:

RadNet, Inc.

Mark Stolper, 310-445-2800

Executive Vice President and Chief Financial Officer